EXHIBIT 10.90

Direct Dial: (310) 297-3287
Direct Fax: (310) 297-3142

March 28, 2005

Via Certified Mail Return Receipt Requested

Denis Retoske
A Professional Law Corporation
1850 Capri Circle
Costa Mesa, CA 92626

Re:	Notice of Termination of Consulting Relationship

Dear Denis:

     Peerless Systems Corporation (the “Company”) has decided to terminate the Peerless/Consultant Consulting Agreement by and between you and the Company, dated as of June 4, 2004, and any addenda thereto (the “Agreement”). I’d like to take this opportunity to personally thank you for your service to the Company. It has been a pleasure working with you. Pursuant to Section 2.2 of the Agreement, the Company is required to provide fifteen (15) days prior written notice. Accordingly, the termination will become effective fifteen (15) days following your receipt of this letter.

     I understand that you have previously spoken with Howard regarding the termination of your options to purchase shares of the Company’s common stock. This letter will also serve to confirm our mutual understanding that, in accordance with the terms of the Confidential Separation Agreement and Mutual Release by and between you and the Company, dated as of June 4, 2004, all of the outstanding options previously granted to you to purchase shares of the Company’s common stock will terminate on June 4, 2005. Please note that because your options may only be exercised on a business day, your options must be exercised, if at all, no later than 5:00 p.m. PST on June 3, 2005.

     Naturally, if you have any questions regarding the above, please do not hesitate to contact me. I wish you all the best in your future endeavors.

Sincerely,

/S/ ELLIOT M. SHIRWO

Elliot M. Shirwo
Assistant General Counsel

cc:	Howard J. Nellor